Exhibit 99.1
HollyFrontier Corporation Offers to Purchase Senior Notes
DALLAS, TX July 27, 2011—HollyFrontier Corporation (NYSE:HFC) announced today that it is offering to purchase for cash (i) all of its $200 million aggregate principal amount outstanding of 8.5% Senior Notes due 2016 and (ii) all of its $150 million aggregate principal amount outstanding of 6⅞% Senior Notes due 2018 at a price in cash equal to 101% of the principal amount of the notes plus accrued and unpaid interest, if any, to the date of purchase. HollyFrontier is making the offer in order to satisfy its contractual obligation under the indentures governing the notes to commence a change of control offer within 30 days after the occurrence of a change of control, which occurred on July 1, 2011 when a wholly owned subsidiary of HollyFrontier merged with and into Frontier Oil Corporation.
HollyFrontier will accept for payment all notes validly tendered (and not validly withdrawn) pursuant to the offer. Payment for such notes is expected to be made promptly, but no later than August 31, 2011. The offer will expire at 5:00 p.m., New York City time, on August 29, 2011. Any notes remaining outstanding after consummation of the offer will continue to be obligations of HollyFrontier under the indentures governing the notes. Holders of the notes are referred to HollyFrontier’s Change of Control Notice and Offer to Purchase dated July 27, 2011 and the related letter of transmittal for the detailed terms and conditions of the offer.
HollyFrontier has retained Wells Fargo Bank, National Association as the depository and paying agent for the offer. Questions and requests for assistance should be directed to Wells Fargo Bank, National Association, 214-740-1573. Requests for documents may be directed to Wells Fargo Bank, National Association. Beneficial owners may also contact their broker, deal, commercial bank or other nominee for assistance concerning the offer.
This announcement is not an offer to purchase or sell, or a solicitation of an offer to purchase or sell, any securities. The offer is being made solely pursuant to the above-described Change of Control Notice and Offer to Purchase dated July 27, 2011 and the related letter of transmittal.
About HollyFrontier Corporation
HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier operates through its subsidiaries a 135,000 barrels per stream day (“bpsd”) refinery located in El Dorado, Kansas, a 125,000 bpsd refinery in Tulsa, Oklahoma, a 100,000 bpsd refinery located in Artesia, New Mexico, a 52,000 bpd refinery located in Cheyenne, Wyoming and a 31,000 bpsd refinery in Woods Cross, Utah. HollyFrontier markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. A subsidiary of HollyFrontier also owns a 34% interest (including the general partner interest) in Holly Energy Partners, L.P.
Information about HollyFrontier may be found on its website at http://www.hollyfrontier.com.
The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are “forward-looking statements” based on management’s beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties, including those contained in our filings with the Securities and Exchange Commission. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecasted in such statements. Any differences could be caused by a number of factors, including, but not limited to, risks and uncertainties with respect to the actions of actual or potential competitive suppliers of refined petroleum products in the Company’s markets, the demand for and supply of crude oil and refined products, the spread between market prices for refined products and market prices for crude oil, the possibility of constraints on the transportation of refined products, the possibility of inefficiencies, curtailments or shutdowns in refinery operations or pipelines, effects of governmental and environmental regulations and policies, the availability and cost of financing to the Company, the effectiveness of the Company’s capital investments and marketing strategies, the Company’s efficiency in carrying out construction projects, the ability of the Company to acquire refined product operations or pipeline and terminal operations on acceptable terms and to integrate any future acquired operations, the possibility of terrorist attacks and the consequences of any such attacks, general economic conditions and other financial, operational and legal risks and uncertainties detailed from time to time in the Company’s Securities and Exchange Commission filings. The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
FOR FURTHER INFORMATION, Contact:
Doug Aron, Executive Vice President & CFO
Neale Hickerson, Vice President, Investor Relations
HollyFrontier Corporation
214/871-3555